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                                                                 Exhibit 23


                         INDEPENDENT AUDITORS' CONSENT



The Board of Directors
Global MAINTECH Corporation:

We consent to incorporation by reference in the registration statement
No. 33-33576, on Form S-8 of Global MAINTECH Corporation of our report dated February 23, 1996, relating to the consolidated balance sheets of Global MAINTECH Corporation and subsidiary as of December 31, 1995, and 1994, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the years then ended, which report appears in the December 31, 1995 annual report on Form 10-KSB of Global MAINTECH Corporation.


Our report dated February 23, 1996, contains an explanatory paragraph that states that the Company has suffered losses from operations and has a working capital deficit and accumulated deficit, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

                                            /s/  KPMG Peat Marwick LLP

Minneapolis, Minnesota
March 29, 1996